Exhibit 10.8

FastenTech, Inc. World Headquarters 8500 Normandale Lake Blvd. Suite 1230 Minneapolis, MN 55437

Ronald B. Kalich	Telephone:	952.921.2090
President and CEO	Corporate Fax:	952.921.2099
	Email:	ron.kalich@fastentech.com

PRIVATE AND CONFIDENTIAL

October 9, 2003

Paul J. Komaromy

12040 E. Welsh Trail

Scottsdale, Arizona 85259

Dear Paul:

This letter confirms your opportunity to accept the position of Executive Vice-President and Chief Operating Officer of FastenTech, Inc., reporting directly to me.

Your starting salary will be $300,000.00 per year, and will be reviewed annually. Your annual bonus potential will be 50% of salary, based upon corporate performance. You will be given an opportunity to purchase 5756.1 Class A Common Shares (currently a .3% position in the common equity of the Company) and 4547.3 Class C 12% Junior Preferred Shares of FastenTech, Inc., on the same terms as the original investors. In addition, in the next Award cycle, you will be granted an Option to purchase 5756.1 Class A Common Shares (currently a .3% position in the common equity of the Company) according to the terms and conditions of the FastenTech, Inc. 2001 Stock Incentive Plan. You will receive reimbursement for an approved Country Club membership and associated monthly dues and fees, as well as reimbursement for a leased vehicle, or alternatively, a monthly car allowance. In addition, you will participate in any benefit programs that are made generally available to senior executives of the Company on the same terms and conditions as such other executives.

We anticipate the position can be adequately handled from your resident location in Scottsdale, AZ. If at some future time we mutually determine that it would be more appropriate to office at the Corporate Office in Minneapolis, MN, you would receive a full relocation package.

In the event that your employment is terminated in the future for other than cause or your voluntary resignation, you would receive monthly payments of your salary in effect at that time, plus reimbursement of medical insurance, for a period of twelve (12) months following such event. We anticipate your commencement date to be on or before January 1, 2004.

Offered by:	/s/ RONALD B. KALICH
FastenTech, Inc.

Accepted by: